Exhibit 2.2
ESCROW AGREEMENT
          THIS ESCROW AGREEMENT (this “Agreement”), is dated as of December 31, 2010, by and among Wells Fargo Bank, National Association, a national banking association, as escrow agent (the “Escrow Agent”), Deluxe Entertainment Services Group Inc., a Delaware corporation (the “US Purchaser”), and Ascent Media Corporation, a Delaware corporation (“AMC”).
RECITALS
          The US Purchaser and Deluxe UK Holdings Limited, a United Kingdom corporation (together with US Purchaser, the “Purchasers” and each a “Purchaser”), AMC and Ascent Media Limited, a United Kingdom corporation (together with AMC, the “Sellers” and each a “Seller”) are parties to the Purchase and Sale Agreement, dated as of November 24, 2010 (as the same may be amended from time to time, the “PSA”), pursuant to which the Purchasers agreed to purchase from the Sellers the Company Interests as set forth in the PSA. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the PSA.
          Pursuant to Section 2.2(e) of the PSA, the Purchasers have agreed to deliver to the Escrow Agent, by wire transfer of immediately available funds, the amount of US$7,000,000 (the “Closing Cash Escrow Deposit”) on the date hereof (the “Closing Date”). Subsequent to the Closing Date, if required pursuant to Section 10.9 of the PSA, AMC shall deliver to the Escrow Agent, by wire transfer of immediately available funds, the amount of US$3,500,000 (the “Springing Escrow Deposit” and, together with the Closing Cash Escrow Deposit, the “Escrow Deposit”). The Escrow Deposit shall be used as the escrow fund (the “Escrow Fund”) for the purpose of securing the indemnification obligations of the Sellers pursuant to Articles VII and/or X of the PSA.
          NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained herein, the parties hereby agree as follows:
          1. Escrow Agent and Escrow Account.
               1.1 Escrow Agent. The Purchasers’ Representative (as defined hereinafter) and AMC hereby appoint the Escrow Agent as the escrow agent to hold the Escrow Fund, together with all income, interest, dividends or other earnings thereon (collectively, “Earnings”), in accordance with the terms, conditions and provisions of this Agreement and the PSA, and the Escrow Agent hereby accepts such appointment subject to the terms, conditions and provisions of this Agreement.
               1.2 Escrow Account. On the Closing Date, the Purchasers’ Representative shall deposit the Closing Cash Escrow Deposit with the Escrow Agent, by wire transfer of immediately available funds, to the escrow account (the “Escrow Account”) set forth on Exhibit A hereto. The Escrow Agent shall acknowledge in writing the receipt of the Closing Cash Escrow Deposit to the Purchasers’ Representative and the Sellers’ Representative (as defined hereinafter). In the event that AMC is required to deliver the Springing Escrow Deposit pursuant to Section 10.9 of the PSA, AMC shall deposit the Springing Escrow Deposit with the Escrow Agent, by wire transfer of immediately available funds, to the Escrow Account and the

Escrow Agent shall acknowledge in writing the receipt of the Springing Escrow Deposit to the Purchasers’ Representative and the Sellers’ Representative.
               1.3 Sellers’ Representative.
               (a) AMC represents and warrants to the Escrow Agent and the Purchasers’ Representative that, in its capacity as representative of the Sellers (the “Sellers’ Representative”) it has the irrevocable right, capacity and authority to (A) give and receive directions and notices hereunder on behalf of the Sellers and (B) take all actions and make all determinations on behalf of the Sellers that may be required or that it deems necessary or appropriate under this Agreement.
               (b) A decision, action, consent or instruction of the Sellers’ Representative shall constitute a decision, action, consent or instruction of each of the Sellers and shall be final, binding and conclusive upon each of the Sellers. The Escrow Agent, the Purchasers and the Purchasers’ Representatives (as defined hereinafter) may rely conclusively and act (in each case, without independent verification) upon the actions, directions, instructions and notices from the Sellers’ Representative named above as if such actions, directions, instructions and notices were those of the Sellers and, thereafter, upon the actions, directions, instructions and notices of any successor to the Sellers’ Representative named in a writing executed by the Sellers and filed with the Escrow Agent and the Purchasers.
               1.4 Purchasers’ Representative.
               (a) US Purchaser represents and warrants to the Escrow Agent and the Sellers’ Representative that, in its capacity as representative of the Purchasers (the “Purchasers’ Representative”) it has the irrevocable right, capacity and authority to (A) give and receive directions and notices hereunder on behalf of the Purchasers and (B) take all actions, including making all claims and determinations on behalf of the Purchasers that may be required or that it deems necessary or appropriate under this Agreement.
               (b) A decision, action, consent or instruction of the Purchasers’ Representative shall constitute a decision, action, consent or instruction of each of the Purchasers and shall be final, binding and conclusive upon each of the Purchasers. The Escrow Agent, the Sellers and the Sellers’ Representative may rely conclusively and act (in each case, without independent verification) upon the actions, directions, instructions and notices from the Purchasers’ Representative named above as if such actions, directions, instructions and notices were those of the Purchasers and, thereafter, upon the actions, directions, instructions and notices of any successor to the Purchasers’ Representative named in a writing executed by the Purchasers and filed with the Escrow Agent and the Sellers’ Representative.
          2. Investment of the Escrow Fund.
               2.1 Investment. The Escrow Agent, as directed in writing by the Sellers’ Representative, shall invest any or all of the Escrow Fund and any Earnings in any one or more of the following (the “Permitted Investments”): (i) obligations issued or guaranteed by the United States of America or any agency or instrumentality thereof with a maturity of not more than thirty (30) days; (ii) commercial paper at the time of investment and any renewal rated

A-1 or higher by Standard & Poor’s Corporation or Prime-1 or higher by Moody’s Investor’s Service, Inc.; and (iii) money market funds all of whose funds are invested in any of the foregoing. If the Escrow Agent does not receive written instructions from the Sellers’ Representative regarding the investment of any portion of the Escrow Fund or any Earnings, then the Escrow Agent shall invest such portion of the Escrow Fund and any Earnings with respect to which it received no written instructions in the Escrow Agent’s Money Market Deposit Account, which is more fully described on Exhibit B hereto. The Sellers’ Representative acknowledges that it has read and understands Exhibit B. The Escrow Agent is hereby authorized and directed to sell or redeem any such investments as it deems necessary to make any payments or distributions as and when required under this Agreement. The Escrow Agent shall have no responsibility or liability for any loss which may result from any investment or sale of investment made pursuant to this Agreement, other than to the extent resulting from its own willful misconduct or gross negligence. The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or any such affiliate is acting as agent of the Escrow Agent or for any third person or dealing as principal for its own account. The parties acknowledge that the Escrow Agent is not providing investment supervision, recommendations or advice.
               2.2 Monthly Statements. As soon as practicable following each month-end commencing after the Closing Date and during the term of this Agreement, the Escrow Agent shall deliver to the Purchasers’ Representative and the Sellers’ Representative a monthly statement (a “Monthly Statement”) setting forth in reasonable details: (a) the value of the Escrow Fund at the end of the preceding month; (b) the amount of Earnings earned or accrued thereon (x) during the period covered by such Monthly Statement and (y) since the Closing Date; and (c) the amounts, if any, paid from the Escrow Fund and from any Earnings with respect to the period covered by such Monthly Statement. The Escrow Agent may deliver its regular monthly statements in satisfaction of this Section 2.2, provided that such Monthly Statements contain all of the foregoing information.
               2.3 Income and Taxes.
               (a) Any Earnings shall be credited to, and shall become a part of, the Escrow Fund and shall be invested as provided in Section 2.1 until disbursed to Sellers in accordance with the terms hereof. The parties agree that the Sellers (based on each Seller’s applicable percentage as set forth on Annex A attached hereto (such schedule, the “Sellers’ Applicable Percentage Schedule”)) shall be treated as the owners of the Escrow Fund for income tax purposes, and will report all Earnings earned on, or derived from, the Escrow Fund as the income or gain of the Sellers in the taxable year in which such income is properly includible and the Sellers will hold the Purchasers harmless from any taxes attributable thereto, whether or not the Earnings were distributed by the Escrow Agent to the Sellers during any particular year.
               (b) The Escrow Agent shall report to the Internal Revenue Service, as of each calendar year-end, all Earnings earned on any sum held in the Escrow Fund as and to the extent required by law.

               (c) Prior to the date hereof, the Purchasers and the Sellers have provided the Escrow Agent with certified tax identification numbers by furnishing appropriate forms W-9 or W-8 and such other forms and documents that the Escrow Agent may reasonably request. The parties understand that if such tax reporting documentation is not provided and certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, to withhold a portion of any amounts otherwise payable hereunder.
               (d) Notwithstanding anything to the contrary, the Escrow Agent shall be entitled to withhold from any payment of the Escrow Fund, including, for this purpose, any Earnings, to the Sellers, on behalf of the Sellers, any amount required to be withheld by applicable law. The Escrow Agent shall timely remit any withheld amounts to the appropriate taxing authorities. Any amount so withheld shall be treated for purposes of this Agreement as having been paid to the Sellers, on behalf of the Sellers, and shall be an offset to such amount.
               2.4 Certificate of Incumbency. Both the Purchasers’ Representative and the Sellers’ Representative shall execute and deliver to the Escrow Agent a certificate of incumbency substantially in the form of Schedule C-1 and Schedule C-2 hereto for the purpose of establishing the identity of the respective officers of the Purchasers’ Representative and the Sellers’ Representative entitled to issue instructions or directions to and receive notice from the Escrow Agent on behalf of each such party. In the event of any change in the identity of any of such officers, a new certificate of incumbency shall be executed and delivered to the Escrow Agent by the appropriate party. Until such time as the Escrow Agent shall receive a new incumbency certificate, the Escrow Agent shall be fully protected in relying without inquiry on any then current incumbency certificate on file with the Escrow Agent.
          3. Procedures with Respect to Indemnity Claims.
               3.1 If the Purchasers’ Representative intends to assert a claim against the Escrow Fund on behalf of any Purchaser Indemnified Party pursuant to Article VII and/or Article X of the PSA, the Purchasers’ Representative shall deliver a written notice of such claim in reasonable detail in light of the circumstances then known to the Purchasers’ Representative to the Escrow Agent and the Sellers’ Representative prior to the Termination Date (each such notice, a “Notice of Loss”).
               3.2 If, within forty-five (45) days after receipt by the Escrow Agent of a Notice of Loss (the “Objection Period”), the Escrow Agent has not received a written statement from the Sellers’ Representative (the “Objection Notice”) disputing the right of the applicable Purchaser Indemnified Party to indemnification and/or the amount of indemnification sought in such Notice of Loss, the Escrow Agent shall, within five Business Days following the expiration of the Objection Period, pay to the Purchasers’ Representative (on behalf of and for distribution to the applicable Purchaser Indemnified Party) from the Escrow Fund, by wire transfer of immediately available funds, an amount equal to the lesser of (x) the amount of the remaining Escrow Fund (exclusive of any Earnings) and (y) the amount specified in the Notice of Loss. Escrow Agent will provide two Business Days’ prior notice to the Sellers’ Representative of the payment of any portion of the Escrow Fund to any Purchaser Indemnified Party pursuant to this

Section 3.2; provided, that the failure to provide such notice shall not result in liability of the Escrow Agent in respect of such payment.
               3.3 If, during the Objection Period, the Escrow Agent receives an Objection Notice, the Escrow Agent shall (i) promptly forward a copy of such Objection Notice to the Purchasers’ Representative, (ii) if applicable, pay the Purchasers’ Representative (on behalf of and for distribution to the applicable Purchaser Indemnified Party) from the remaining Escrow Fund (exclusive of any Earnings), by wire transfer of immediately available funds, any amount that is not in dispute pursuant to the Objection Notice (or, if less, the amount of the remaining Escrow Fund (exclusive of any Earnings)), and (iii) continue to hold in the Escrow Account all amounts in dispute pursuant to the Objection Notice, until receipt of (A) a joint statement signed by the Sellers’ Representative and the Purchasers’ Representative directing the disposition of all or any portion of the amounts formerly disputed in such Objection Notice or (B) a copy of a final, non-appealable order of a court of competent jurisdiction of the disputed matters set forth in the Objection Notice permitting the Escrow Agent to dispose of the amount in dispute together with a written certificate from the Purchasers’ Representative (which is concurrently copied to the Sellers’ Representative) instructing the Escrow Agent to distribute such amount in accordance with such order, provided that, in the case of clause (A) or (B), in no event will the distributable amount exceed the remaining Escrow Fund (exclusive of any Earnings). The Escrow Agent shall be entitled to rely upon any judgment or order that it receives from the Purchasers’ Representative or the Sellers’ Representative without any duty to inquire as to whether such judgment or order complies with the requirements of this Section 3.3. Upon receipt of any such joint statement or court determination, the Escrow Agent shall promptly, and in any event within five Business Days thereafter, implement its terms. Escrow Agent will provide two Business Days’ prior notice to the Sellers’ Representative of the payment of any portion of the Escrow Fund to Purchasers’ Representative (on behalf of and for distribution to the applicable Purchaser Indemnified Party) pursuant to this Section 3.3.
               3.4 Any Notice of Loss pursuant to Section 3.2 or 3.3 shall constitute, prior to its resolution, an “Outstanding Claim”.
               3.5 On the date which is the second anniversary of the date hereof (the “Termination Date”) (or, if such date is not a Business Day, on the first Business Day immediately thereafter), the Escrow Agent shall distribute to the Sellers’ Representative for the benefit of the Sellers, by wire transfer of immediately available funds, the remaining Escrow Fund (inclusive of any Earnings) less the aggregate amount of (i) any amount payable under Section 3.2 or 3.3 hereof that has not yet been paid to any applicable Purchaser Indemnified Party and (ii) the amount of all Outstanding Claims existing as of the Termination Date. Following the resolution of such Outstanding Claims and the payments of any amounts owed to any Purchaser Indemnified Party in connection with such Outstanding Claims, the remainder of the Escrow Fund (inclusive of any Earnings) shall be distributed, by wire transfer of immediately available funds, to the Sellers’ Representative for the benefit of the Sellers.
          4. Termination of this Agreement. This Agreement shall terminate as to the Escrow Account, upon the full distribution of the Escrow Fund hereunder.

          5. Sole Duties. The sole duties of the Escrow Agent hereunder are as indicated herein, and upon the disposition of all amounts in the Escrow Account, as herein provided, the Escrow Agent shall be deemed to have performed its duties and shall be automatically discharged from any further obligation in connection therewith.
          6. Escrow Agent Not Liable. The Escrow Agent, in the performance of its duties hereunder, shall not be liable or responsible for any action taken or omitted to be taken hereunder in good faith as herein provided, except for its own willful misconduct or gross negligence.
          7. Resignation; Successor Escrow Agent; Successor Sellers’ Representative. The Escrow Agent or any successor escrow agent, as the case may be, may resign its duties and be discharged from all further duties or obligations hereunder at any time upon giving thirty Business Days’ prior written notice to the parties hereto. The Sellers’ Representative and the Purchasers’ Representative will thereupon jointly designate a successor escrow agent hereunder within said thirty Business Day period to whom the Escrow Account shall be delivered. Any successor escrow agent shall be a banking corporation or trust company having total assets in excess of $10 billion, which shall agree in writing to be bound by the provisions hereof. In default of such joint designation of a successor escrow agent, the Escrow Agent shall be entitled to petition a court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding.
          8. (a) All notices, requests and other communications to any party hereunder shall be in writing (including facsimile, telecopy or similar writing) and shall be given:
          (i) If to US Purchaser or Purchasers’ Representative:
DELUXE ENTERTAINMENT SERVICES GROUP, INC.
1377 North Serrano Avenue
Hollywood, CA 90027
Attention: General Counsel
Telephone: (323) 960-1817
Facsimile: (323) 389-0506

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention: Robert B. Schumer, Esq.
                 Angelo Bonvino, Esq.
Telephone: (212) 373-3000
Facsimile: (212) 757-3990
          (ii) If to AMC or the Sellers’ Representative, to:
ASCENT MEDIA CORPORATION
12300 Liberty Boulevard
Englewood, CO 80112
Attention: Chief Executive Officer
Telephone: (720) 875-5622
Facsimile: (720) 875-5434

with copies to (which shall not constitute notice):

ASCENT MEDIA CORPORATION
520 Broadway, 5th Floor
Santa Monica, CA 90401
Attention: General Counsel
Telephone: (310) 434-7022
Facsimile: (310) 434-7002

BAKER BOTTS L.L.P.
30 Rockefeller Plaza
New York, New York 10112-4498
Attention: Marc A. Leaf, Esq.
Telephone: (212) 408-2500
Facsimile: (212) 408-2501
          (iii) If to the Escrow Agent, to:
Wells Fargo Bank, National Association
45 Broadway, 14th Floor
New York, NY 10006
Fax No.: (212) 509-1716
Attention: Lisa D’Angelo; Corporate, Municipal and Escrow Services
or to such other address or facsimile number as such party may hereafter specify for the purpose by notice given to the other parties in accordance with this Section 8. Each such notice, request or other communication shall be effective (x) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 8 upon written confirmation of receipt, (y) if by reputable courier service, with proof of delivery, the third Business Day after delivery to the courier service or (z) if given by any other means, when delivered at the address specified in this Section 8.
          (b) Any notice delivered by the Purchasers’ Representative or the Sellers’ Representative to the Escrow Agent shall simultaneously be delivered by such Purchasers’ Representative or such Sellers’ Representative to the other. Any notice to the Escrow Agent that calls for a distribution of funds to any Purchaser Indemnified Party, any Seller Indemnified Party, the Sellers’ Representative or the Purchasers’ Representative shall designate a bank and account number located in the United States.

          9. Indemnification of Escrow Agent.
               9.1 From and at all times after the date of this Agreement, the Purchasers’ Representative and the Sellers’ Representative shall, severally but not jointly, to the fullest extent permitted by law, indemnify, defend and hold harmless the Escrow Agent and each director, officer, employee and agent of the Escrow Agent (collectively, the “Indemnified Parties”) against any and all actions, claims, losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including, without limitation, reasonable attorneys’ fees, costs and expenses) (collectively, the “Escrow Agent Damages”) incurred by or asserted against any of the Indemnified Parties from and after the date hereof as a result of or arising from any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any Person, whether threatened or initiated, asserting a claim for any legal or equitable remedy arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Agreement or any transactions contemplated herein, whether or not any such Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party. The obligations of the Sellers’ Representative and the Purchasers’ Representative under this Section 9 shall survive any termination of this Agreement and the resignation or removal of the Escrow Agent. It is expressly acknowledged and agreed between the Purchasers’ Representative, on the one hand, and the Sellers’ Representative, on the other hand, that any Escrow Agent Damages shall be borne one half (1/2) by the Purchasers’ Representative and one half (1/2) by the Sellers’ Representative; provided, however, that the Sellers’ Representative or the Purchasers’ Representative, as applicable, shall bear 100% of any Escrow Agent Damages to the extent that such Escrow Agent Damages arose solely in connection with a claim, action or proceeding by such party or any of its Affiliates; and provided, further, that any Escrow Agent Damages owed by the Sellers’ Representative in accordance with this Section 9.1 may be directly deducted by the Escrow Agent from the Earnings on the Escrow Fund. If the Earnings are insufficient to satisfy the amount due from the Sellers’ Representative to the Escrow Agent under this paragraph, the Escrow Agent shall be entitled to deduct Escrow Agent Damages from the Escrow Deposit.
               9.2 The parties agree that neither the payment by the Sellers’ Representative or the Purchasers’ Representative of any claim by the Escrow Agent for indemnification hereunder nor the disbursement of any amounts to the Escrow Agent from the Escrow Account in respect of a claim by Escrow Agent for indemnification shall impair, limit, modify, or affect, as between the Sellers’ Representative and the Purchasers’ Representative, the respective rights and obligations of the Sellers’ Representative, on the one hand, and the Purchasers’ Representative, on the other hand, under the PSA.
          10. Miscellaneous Matters Concerning Escrow Agent.
               10.1 The Escrow Agent shall be entitled to refrain from taking any action contemplated by this Agreement if it becomes aware of any disagreement between the parties hereto as to any facts relevant to, or as to the happening of any contemplated event precedent to, such action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise in writing by all of the Parties hereto or by a court order.
               10.2 The Escrow Agent shall have no responsibility or liability for any diminution in value of any assets held hereunder which may result from any investments or reinvestment made in accordance with any provision of this Agreement, provided that such diminution value does not result from its gross negligence or willful misconduct.
               10.3 The Escrow Agent shall be entitled to compensation for its services hereunder as set forth on Exhibit D attached hereto, and for reimbursement of its reasonable and documented out-of-pocket expenses, including, without limitation, the fees and costs of attorneys or agents which it may find necessary to engage in the performance of its duties hereunder, all for which the Purchasers (jointly as among the Purchasers only) and the Sellers (jointly as between the Sellers only) shall be severally but not jointly liable. The fees and expenses of the Escrow Agent shall be borne one half (1/2) by the Purchasers and one half (1/2) by the Sellers and shall be billed by the Escrow Agent to the Sellers’ Representative and the Purchasers’ Representative in advance on the date hereof. The Escrow Agent shall have, and is hereby granted, a prior lien upon any amounts in the Escrow Fund the Sellers become entitled to receive with respect to any fees, non-reimbursed expenses and unsatisfied indemnification rights owed and unpaid by the Sellers to the Escrow Agent, superior to the interests of any other persons or entities. The Escrow Agent shall be entitled and is hereby granted the right to set off and deduct such unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights from amounts that become payable to the Sellers. The Escrow Agent shall have, and is hereby granted, a prior lien upon any amounts in the Escrow Fund to which any Purchaser Indemnified Party becomes entitled to receive with respect to any fees, non-reimbursed expenses and unsatisfied indemnification rights owed and unpaid by the Purchasers to the Escrow Agent, superior to the interests of any other persons or entities. The Escrow Agent shall be entitled and is hereby granted the right to set off and deduct such unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights from amounts that become payable to any Purchaser Indemnified Party.
               10.4 The Escrow Agent shall have only those duties as are specifically provided herein, which shall be deemed purely ministerial in nature, and shall under no circumstance be deemed a fiduciary for any of the parties to this Agreement. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument or document between the other parties hereto, in connection herewith, including, without limitation, the PSA (other than the defined terms used herein but defined therein and those sections of the PSA expressly referenced herein). As to the Escrow Agent, this Agreement sets forth all its rights and obligations in connection with the escrow contemplated hereunder, and no additional rights or obligations of the Escrow Agent shall be inferred from the terms of any other agreement.
               10.5 If the Escrow Agent becomes involved in litigation on account of this Agreement, it shall have the right to retain counsel, reasonably acceptable to the Sellers’ Representative and the Purchasers’ Representative, and to obtain reimbursement strictly as provided in and subject to the terms and conditions set forth in Section 9.

               10.6 Any entity into which the Escrow Agent may be merged, converted or with which the Escrow Agent may be consolidated, or any entity resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party, or any entity to which all or substantially all of the business of the Escrow Agent shall be transferred, shall succeed to all the Escrow Agent’s rights, obligations and immunities hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided such successor entity shall be a banking corporation or trust company having total assets in excess of $10 billion. Escrow Agent will give Sellers’ Representative and Purchasers’ Representative at least seven (7) days prior notice of any such merger, conversion, consolidation or sale, which notice shall include the name of the counterparties to such transaction, a name, address, fax number and contact person for the successor entity in such transaction and a representation as to whether such successor entity meets the qualifications described in this Section 10.6.
               10.7 If the Escrow Fund shall be attached, garnished or levied upon by any court order (including, by bankruptcy) of competent jurisdiction, or the delivery thereof shall be stayed or enjoined by order of a court of competent jurisdiction, or any order, judgment or decree shall be made or entered by any such court order affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by competent outside legal counsel is binding upon it, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other Person, by reason of such compliance notwithstanding such writ, order or decree subsequently being reversed, modified, annulled, set aside or vacated; provided, however, that the Escrow Agent will cooperate with any parties hereto in seeking the return of any monies released pursuant to such writ, order or decree.
               10.8 Any tax returns required to be prepared and filed will be prepared and filed by the party which is reported to have received such income with the Internal Revenue Service in all years income is earned, whether or not such income is received or distributed in any particular tax year, and Escrow Agent shall have no responsibility for the preparation and/or filing of any tax return with respect to any Earnings. Any taxes payable on Earnings shall be paid by the Sellers, whether or not the Earnings were distributed by the Escrow Agent during any particular year. The Escrow Agent shall have no obligation to pay any taxes or estimated taxes with respect to income earned from the investment of the Escrow Fund, other than remittances to appropriate parties in accordance with Section 2.3 hereof.
          11. Entire Agreement. This Agreement, the PSA and the Transaction Documents contain the entire agreement among the parties with respect to the transactions contemplated hereby and supersede all prior agreements, written or oral, with respect thereto. To the extent that any provision of this Agreement conflicts with or differs from any provision of the PSA, the provisions of the PSA shall prevail and govern for all purposes and in all respects. Notwithstanding the foregoing, the rights and obligations of the Escrow Agent shall be limited to, and determined solely in accordance with, the provisions of this Agreement and the Escrow Agent shall not be charged with knowledge of, or any duties or responsibilities in respect of, the PSA (other than as expressly contemplated herein).

          12. Amendment; Waiver. This Agreement may not be amended or modified except by an instrument in writing signed by all the parties hereto. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.
          13. GOVERNING LAW AND JURISDICTION. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE. Each of the parties hereto (i) will submit itself to the non-exclusive jurisdiction of any federal court located in the New York, New York or any New York state court located in New York City having subject matter jurisdiction in the event any dispute arises out of this Agreement, (ii) agrees that venue will be proper as to proceedings brought in any such court with respect to such a dispute, (iii) will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court and (iv) agrees to accept service of process at its address for notices pursuant to this Agreement in any such action or proceeding brought in any such court. With respect to any such action, service of process upon any party hereto in the manner provided in Section 12.6 for the giving of notices shall be deemed, in every respect, effective service of process upon such party.
          14. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT. EACH OF THE PARTIES HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 14.
          15. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties (except the Escrow Agent as provided under Section 10.6 hereof); provided, however, that each Purchasers’ Representative and each Sellers’ Representative may, without the prior written consent of any other party hereto, assign any or all of its rights or obligations under this Agreement (i) to one or more of its Affiliates or (ii) as collateral security to any lender to such Purchasers’ Representative or an Affiliate of such Purchasers’ Representative, on the one hand, or to such Sellers’ Representative or an Affiliate of such Sellers’ Representative, on the other hand, provided that each such Purchasers’ Representative or Sellers’ Representative remains liable for its obligations hereunder. Notwithstanding the foregoing, no assignment of the interest of any of the parties hereto shall be binding upon the Escrow Agent unless and until reasonable written evidence of such assignment shall be delivered to the Escrow Agent.
          16. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts and delivered via facsimile or other electronic means, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.
          17. Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.
          18. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.
          19. Escheat. The parties are aware that under applicable state law, property which is presumed abandoned may under certain circumstances escheat to the applicable state. The Escrow Agent shall have no liability to any Purchaser, the Purchasers’ Representative, any Seller, the Sellers’ Representative, or any of their respective heirs, legal representatives, successors and assigns, or any other party, should any or all of the Escrow Fund escheat by operation of law.
          20. Books and Records. The Sellers’ Representative and the Purchasers’ Representative shall have the right under this Escrow Agreement upon reasonable request, to examine and audit, during business hours or at such other times as might be reasonable under applicable circumstances and with reasonable notice to the Escrow Agent, any and all of the books, records, or other information of the Escrow Agent concerning this Escrow Agreement or the Escrow Fund.
          21. Confidentiality. Except as required by law, the Escrow Agent agrees that it will treat in strict confidence all documents, material and other non-public information which it shall have obtained regarding the other parties hereto in connection with the execution and delivery of this Agreement and its performance of its duties and obligations hereunder.
[Remainder of Page Intentionally Left Blank]

          IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

ASCENT MEDIA CORPORATION
By:	/s/ William E. Niles
	Name:	William E. Niles
	Title:	Executive Vice President

DELUXE ENTERTAINMENT SERVICES GROUP INC.
By:	/s/ Michael Gunter
	Name:	Michael Gunter
	Title:	CFO

WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as Escrow Agent hereunder
By:	/s/ Matthew Sherman
	Name:	Matthew Sherman
	Title:	Vice President
<SIGNATURE PAGE TO ESCROW AGREEMENT>

List of Omitted Exhibits and Schedules
     The following exhibits, schedules and annexes to the Escrow Agreement, dated December 30, 2010, by and among Wells Fargo, N.A., Ascent Media Corporation and Deluxe Entertainment Services Group Inc. have not been provided herein:
EXHIBITS/SCHEDULES

Exhibit A	Escrow Account Details
Exhibit B	Agency and Custody Account Direction For Cash Balances
Schedule C-1	Certificate as to Authorized Signatures (Deluxe)
Schedule C-2	Certificate as to Authorized Signatures (AMC)
Exhibit D	Expenses

ANNEXES

Annex A	Seller’s Applicable Percentage
The undersigned registrant hereby undertakes to furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request.